Exhibit 10.4

AVIDXCHANGE, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective as of January 1, 2019)

This document is drafted with the intent that it comply with Internal Revenue Code Section 409A and regulations promulgated thereunder.

AVIDXCHANGE, INC.

NONQUALIFIED DEFERRED COMPENSATION PLAN

AvidXchange, Inc., a Delaware corporation (the “Company”), adopted the AvidXchange, Inc. Nonqualified Deferred Compensation Plan (the “Plan”) effective as of October 1, 2015 for the benefit of a select group of management or highly compensated employees. This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended. It is intended to comply with Internal Revenue Code Section 409A.

Effective as of January 1, 2019, the Company hereby amends and restates the Plan to (i) provide that commissions are eligible for deferral under the Plan separate from deferral of other compensation, (ii) require a new deferral election each year, (iii) revise the provisions related to distribution following a separation from service in order to comply with Code Section 409A, and (iv) make other desired revisions for clarification purposes.

ARTICLE 1

ARTICLE 1- DEFINITIONS

1.1. Account. The sum of all the bookkeeping sub-accounts as may be established for each Participant as provided in Section 5.1 hereof.

1.2. Administrative Committee. An administrative committee appointed by the Employer. The Administrative Committee shall serve as the agent for the Employer with respect to the Trust.

1.3. Annual Distribution Date. February 1st in the calendar year immediately succeeding the Plan Year in which a distribution is triggered for reasons other than death or Disability.

1.4. Base Salary or Salary. The Compensation equal to the base rate of cash compensation paid by the Company to or for the benefit of a Participant, other than Bonus, Commissions or Performance–Based Compensation, for services rendered or labor performed while a Participant, including any pretax elective deferrals from said Salary to any Employer sponsored plan that includes amounts deferred under a Deferral Agreement or any elective deferral as defined in Code Section 402(g)(3), or any amount contributed or deferred at the election of the Eligible Employee to any cafeteria plan maintained by the Company in accordance with Code Section 125 or 132(f)(4).

1.5. Beneficiary. Beneficiary means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article 7.

1.6. Board. The Board of Directors of the Employer.

1.7. Annual Bonus. Compensation which is designated by the Employer as an Annual Bonus eligible for deferral under the Plan, and which relates to services performed during an incentive period by an Eligible Employee in addition to his or her Salary, Commissions or Performance-based Compensation, including any pretax elective deferrals from said Annual Bonus to any Employer sponsored plan that includes amounts deferred under a Deferral Agreement or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.8. Change-in-Control. Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.8 shall mean AvidXchange, Inc.) shall mean the first to occur of any of the following:

(a) the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

(c) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d) the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

Provided, however, that the above events shall not be deemed to constitute a Change-in-Control so long as Employer remains 100% directly or indirectly owned by AvidXchange, Inc.

1.9. Code. The Internal Revenue Code of 1986, as amended.

1.10. Commissions. Compensation which is designated as such by the Employer and earned during a Plan Year by an Eligible Employee in addition to his or her Base Salary, Annual Bonus or Performance-based Compensation, including any pretax elective deferrals from said Commissions to any Employer sponsored plan that includes amounts deferred under a Deferral Agreement or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.11. Compensation. The Participant’s earned income, including Salary, Annual Bonus, Performance-based Compensation, Commissions and other remuneration from the Employer as may be included by the Administrative Committee.

1.12. Deferrals. The portion of Compensation that a Participant elects to defer in accordance with Section 3.1 hereof.

1.13. Deferral Agreement. The separate agreement, submitted to the Administrative Committee, by which an Eligible Employee agrees to participate in the Plan and make Deferrals thereto. Such Deferral Agreement may also be known as an “Eligible Compensation Deferral Agreement”.

1.14. Deferral Period. The period of time after which payment of an Account is to be made or begin to be made as specified in Article 6. In the case of a Form of Payment that is substantially equal annual installments, the Deferral Period for each installment shall mean the period closing on the date that such installment payment is due under the terms of the Plan.

1.15. Disability. Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.16. Effective Date . The original Effective Date is October 1, 2015. The Effective Date of this amendment and restatement is January 1, 2019.

1.17. Eligible Employee. An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and is designated as an Eligible Employee by the Administrative Committee. The Administrative Committee may at any time, in its sole discretion, change the eligible criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee. The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.18. Employee. Any person employed by the Employer.

1.19. Employer. AvidXchange, Inc. and its subsidiaries and affiliates.

1.20. Employer Discretionary Contribution. A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.7 hereof.

1.21. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

1.22. Form of Payment. Form of Payment shall be as provided for in Article 6.

1.23. Hardship Withdrawal. The early payment of all or part of the balance in an account due to an Unforeseeable Emergency, as defined in Code section 409A(a)(2)(B)(ii), pursuant to Section 6.9.

1.24. Hypothetical Investment Benchmark. The phantom investment benchmarks which are used to measure the return credited to a Participant’s Deferral Account pursuant to Section 5.2.

1.25. Matching Contribution. A contribution made by the Employer that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.6 hereof.

1.26. Modification Agreement. The form filed by a Participant to change the Deferral Period or the Form of Payment with respect to an Account under rules established by the Committee from time to time and pursuant to Section 6.7.

1.27. Participant. An Eligible Employee who is a Participant as provided in Article 2.

1.28. Performance-based Compensation. Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, “Performance-based Compensation” shall mean compensation that (i) meets the definition of Code Section 409A(a)(4)(B)(iii) and related guidance and regulations, and (ii) is designated as such by the Employer and relates to services performed during a performance period of at least twelve months by an Eligible Employee, including any pretax elective deferrals from said Performance-based Compensation to any Employer sponsored plan that includes amounts deferred under a Deferral Agreement or any elective deferral as defined in Code Section 402(g)(3) or any amount contributed or deferred at the election of the Eligible Employee in accordance with Code Section 125 or 132(f)(4).

1.29. Plan Year. For the initial Plan Year, Effective Date through December 31, 2015. For each year thereafter, January 1 through December 31.

1.30. Retirement. A Participant’s Separation from Service with the Company, other than by reason of Disability, upon or after attaining age fifty-five (55) with five (5) Years of Service.

1.31. Salary. An Eligible Employee’s Base Salary earned during a Plan Year.

1.32. Separation from Service. Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a voluntary Separation from Service with the Service Recipient due to death, retirement or voluntarily leaving the company or an involuntary Separation from Service due to termination of employment by the Service Recipient. A Separation from Service will not occur if the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract. Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrative Committee reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.33. Service Recipient. Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.34. Specified Employee. Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations thereunder for the period beginning January 1 of the year subsequent to the Identification Date and ending December 31 of the following year. The Identification Date for this Plan is December 31 of each year. Notwithstanding anything to the contrary, a Participant is not a Specified Employee unless any stock of the Service Recipient is publicly traded on an established securities market or otherwise.

1.35. Trust. The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 9264.

1.36. Trustee. Initial person or entity, or such other successor that shall become trustee pursuant to the terms of the Plan.

1.37. Valuation Date. The last calendar date when the New York Stock Exchange was open, or such other date as the Administrative Committee in its sole discretion may determine.

1.38. Years of Service. A Participant’s “Years of Service” shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.

ARTICLE 2

PARTICIPATION

2.1. Commencement of Participation. Each Eligible Employee shall become a Participant at the earlier of the date on which his or her Deferral Agreement first becomes effective or the date on which an Employer Discretionary Contribution is first credited to his or her Account.

2.2. Loss of Eligible Employee Status. A Participant who is no longer an Eligible Employee shall not be permitted to submit a Deferral Agreement and all Deferrals for such Participant shall cease as of the end of the Plan Year in which such Participant is determined to no longer be an Eligible Employee. Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

ARTICLE 3

CONTRIBUTIONS

3.1. Deferral Elections – General. A Participant’s Deferral Agreement for a Plan Year, or if applicable the Employer’s fiscal year, is irrevocable for that applicable Plan Year or fiscal year; provided, however that a cessation of Deferrals shall be allowed if required by the terms of the Employer’s qualified 401(k) plan in order for the Participant to obtain a hardship withdrawal from the 401(k) plan, or if required under Section 6.9 (Unforeseeable Emergency) of this Plan. Such amounts deferred under the Plan shall not be made available to such Participant, except as provided in Article 6, and shall reduce such Participant’s Compensation from the Employer in accordance with the provisions of the applicable Deferral Agreement; provided, however, that all such amounts shall be subject to the rights of the general creditors of the Employer as provided in Article 8. The Deferral Agreement, in addition to the requirements set forth below, must designate: (i) the amount of Compensation to be deferred, (ii) the time of the distribution, and (iii) the form of the distribution.

3.2. Time of Election. A Deferral Agreement shall be void if it is not made in a timely manner as follows:

(a) A Deferral Agreement with respect to any Compensation must be submitted to the Administrative Committee before the beginning of the calendar year during which the amount to be deferred will be earned. As of December 31 of each calendar year, said Deferral Agreement is irrevocable for the calendar year. A Deferral Agreement that is effective for a Plan Year beginning on and after January 1, 2019 shall be valid and effective only for the Plan Year with respect to which the election is made; a Participant must make a new Deferral Agreement applicable to deferrals for any subsequent Plan Year. Deferral Agreements in effect for Plan Years prior to January 1, 2019 are subject to the Evergreen provisions of the Plan as in effect prior to the January 1, 2019 restatement of the Plan.

(b) Notwithstanding the foregoing and in the discretion of the Employer, in a year in which an Employee is first eligible to participate, and provided that such Employee is not eligible to participate in any other similar account balance arrangement subject to Code Section 409A, such Deferral Agreement shall be submitted within thirty (30) days after the date on which an Employee is first eligible to participate, and such Deferral Agreement shall apply to Compensation to be earned during the remainder of the calendar year after such election is made.

(c) Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Agreement with respect to any Performance-based Compensation may be submitted by the Eligible Employee or Participant provided that such Deferral Agreement is submitted at least six (6) months prior to the end of the performance period on which the Performance-based Compensation is based.

(d) Notwithstanding the foregoing and in the discretion of the Employer, a Deferral Agreement with respect to any fiscal-based Annual Bonus may be submitted by the Eligible Employee or Participant provided that such Deferral Agreement is submitted prior to the beginning of the Employer’s fiscal year for which the fiscal-based Annual Bonus is earned.

3.3. Distribution Elections. At the time a Participant makes a Deferral Agreement, he or she must also elect the time and form of the distribution by establishing one or more In-Service Account(s) and/or Separation from Service Account(s) as provided in Sections 5.1 and 6.1. If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be designated as an In-Service Account with distributions commencing in the minimal year and shall be paid in a lump sum.

3.4. Additional Requirements. The Deferral Agreement, subject to the limitations set forth in Sections 3.1 and 3.2 hereof, shall comply with the following additional requirements, or as otherwise required by the Administrative Committee in its sole discretion:

(a) Deferrals may be made in whole percentages with such limitations as determined by the Administrative Committee, including, but not limited to, contingent deferral election percentages.

(b) The maximum amount that may be deferred each Plan Year is seventy five percent (75%) of the Participant’s Salary, and one-hundred percent (100%) of the Participant’s Annual Bonus, Commissions or Performance-based Compensation, net of applicable taxes.

(c) The distribution year for an In-Service Account must be at least three (3) Plan Years after the Plan Year in which such Deferral is credited to an In-Service subaccount.

3.5. Cancellation of Deferral Election due to Disability. Notwithstanding anything to the contrary, if a Participant incurs a disability as defined in this Section 3.5, said Participant may file an election to stop Deferrals as of the date the election is received by the Administrative Committee, provided that such cancellation occurs by the later of the end of the calendar year or the 15th day of the third month following the date the Participant incurs a disability. Disability for purposes of this Section 3.5 only means that a Participant incurs a medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months, as determined by the Administrative Committee in its sole discretion.

3.6. Matching Contribution. The Employer may also credit to the Account of each Participant who makes Deferrals a Matching Contribution in an amount equal to a percentage of the Deferrals contributed by the Participant, with such percentage determined annually by the Employer, in its sole discretion. Such Matching Contribution shall be credited to an In-Service sub-account in the Participant’s Account, given the shortest payment period available and a lump sum distribution in accordance with Section 5.1. Additionally, in the event Participant fails to properly designate the investment election pursuant to Section 5.2 hereinbelow, the Matching Contribution deferral shall be deemed invested in the hypothetical investment with the least risk.

3.7. Employer Discretionary Contributions. The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer. In the event the Employer does not designate which Participant sub-account shall be credited, such Employer Discretionary Contribution shall be credited to an In-Service sub-account in the Participant’s Account, given the shortest payment period available and a lump sum distribution in accordance with Section 5.1. Additionally, in the event Participant fails to properly designate the investment election pursuant to Section 5.2 hereinbelow, the Employer Discretionary Contribution deferral shall be deemed invested in the hypothetical investment with the least risk.

3.8. Crediting of Contributions.

(a) Salary, Annual Bonus, Commissions and Performance-based Compensation Deferrals shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine in their sole and absolute discretion.

(b) Matching Contributions shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine in their sole and absolute discretion.

(c) Employer Discretionary Contributions, if any, shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine in their sole and absolute discretion.

ARTICLE 4

VESTING

4.1. Vesting of Deferrals. A Participant shall be one-hundred percent (100%) vested in his or her Account attributable to Deferrals and any earning or losses on the investment of such Deferrals.

4.2. Vesting of Matching Contributions. A Participant shall have a vested right to the portion of his or her Account attributable to Matching Contribution(s) and any earnings or losses on the investment of such Matching Contribution(s) according to AvidXchange, Inc. vesting schedule (3 year vesting schedule, 33% vested in the first year, 66% in the second year and 100% vested in third year). Vesting date is based upon participant’s enrollment date.

4.3. Vesting of Employer Discretionary Contributions. A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to AvidXchange, Inc. vesting schedule (3 year vesting schedule, 33% vested in the first year, 66% in the second year and 100% vested in third year). Vesting date is based upon participant’s enrollment date.

4.4. Vesting due to Certain Events.

(a) A Participant who incurs a Separation from Service and has attained the definition of Retirement (as indicated in Section 1.30) shall be fully vested in the amounts credited to his or her Account as of the date of the Separation from Service.

(b) A Participant who incurs a Disability while actively employed shall be fully vested in the amounts credited to his or her Account as of the date of Disability.

(c) Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account if death occurs while actively employed.

(d) A Participant who incurs a Separation from Service within 2 years of a Change-in-Control, shall be fully vested in the amounts credited to their Accounts as of the date of the Separation from Service.

4.5. Amounts Not Vested. Any amounts credited to a Participant’s Account that are not vested at the time of a distribution event shall be forfeited.

4.6. Forfeitures. At the discretion of the Employer, any forfeitures from a Participant’s Account (i) shall continue to be held in the Trust, shall be separately invested, and shall be used to reduce succeeding Deferrals and any Employer Contributions, or (ii) shall be returned to the Employer as soon as administratively feasible.

ARTICLE 5

ACCOUNTS

5.1. Accounts. The Administrative Committee shall establish and maintain a bookkeeping account in the name of each Participant. The Administrative Committee shall also establish sub-accounts as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3.

(a) A Participant may establish one or more Separation from Service Account(s) (“Separation from Service sub-accounts”) by designating as such on the Participant’s Deferral Agreement. Each Participant’s Separation from Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Agreement), any Matching Contributions allocable thereto, any Employer Discretionary Contributions and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Separation from Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding, and any social security withholding tax as may be required by law.

(b) A Participant may elect to establish one or more In-Service Account(s) (“In-Service sub-accounts”) by designating as such in the Participant’s Deferral Agreement the year in which payment shall be made. Each Participant’s In-Service sub-account shall be credited with Deferrals (as specified in the Participant’s Deferral Agreement), any Matching Contributions allocable thereto, any Employer Discretionary Contributions and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s In-Service sub-account shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.

5.2. Investments, Gains and Losses.

(a) A Participant may direct that his or her Separation from Service sub-accounts and or In-Service sub-accounts established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds as selected by the Employer in multiples of one percent (1%). If the Participant fails to properly designate the investment election, the deferral shall be deemed invested in the hypothetical investment with the least risk. The Employer may from time to time, at the discretion of the Administrative Committee, change the Investment Funds for purposes of this Plan.

(b) The Administrative Committee shall adjust the amounts credited to each Participant’s Account to reflect Deferrals, Matching Contributions, any Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c) A Participant may change his or her selection of Investment Funds with respect to his or her Account or sub-accounts by filing a new election in accordance with procedures established by the Administrative Committee. An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrative Committee.

(d) Notwithstanding the Participant’s ability to designate the Investment Fund in which his or her deferred Compensation shall be deemed invested, the Employer shall have no obligation to invest any funds in accordance with the Participant’s election. Participants’ Accounts shall merely be bookkeeping entries on the Employer’s books, and no Participant shall obtain any property right or interest in any Investment Fund.

ARTICLE 6

DISTRIBUTIONS

6.1. Distribution Election. Each Participant shall designate in his or her Deferral Agreement the form and timing of his or her distribution by indicating the type of sub-account as described under Section 5.1, and by designating the form in which payments shall be made from the choices available under Section 6.2 and 6.3 hereof. Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.

6.2. Distributions Upon an In-Service Account Triggering Date. In-Service sub-account distributions shall begin no later than ninety (90) days following the February 1st of the calendar year designated by the Participant on a properly submitted Deferral Agreement, and are payable in either a lump-sum payment or substantially equal annual installments, as described in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant in his or her Deferral Agreement. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

6.3. Distributions Upon Separation from Service.

If the Participant has a Separation from Service (whether voluntary or involuntary) for any reason other than death or disability, the Participant’s Separation from Service sub-account(s) shall be distributed on or following the February 1st immediately following the Participant’s Separation from Service but not later than ninety (90) days following such February 1st, subject to Section 6.10 (Distributions to Specified Employees). Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, as defined in Section 6.4 below, over a period of up to ten (10) years as elected by the Participant. If the Participant fails to properly designate the form of the distribution, the sub-account shall be paid in a lump-sum payment.

If a Participant has any In-Service sub-accounts that are not yet in payment at the time of his or her Separation from Service, said sub-accounts shall be distributed on or following the February 1st immediately following the Participant’s Separation from Service but not later than ninety (90) days following such February 1st, subject to Section 6.10 (Distributions to Specified Employees). Distribution shall be paid based on the Separation from Service elections on file. If the Participant has any In-Service sub-accounts that have already begun their distributions, they will continue to be paid in the manner elected.

6.4. Substantially Equal Annual Installments.

(a) The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account or sub-account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account or sub-account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.4 shall be made as soon as administratively feasible but no later than ninety (90) days following the anniversary of the initial distribution.

(b) For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular subaccount shall be considered a single payment.

6.5. Distributions due to Disability. Upon a Participant’s Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum no later than ninety (90) days following the Participant’s date of Disability.

6.6. Distributions upon Death. Upon the death of a Participant, all amounts credited to his or her Account shall be paid, no later than ninety (90) days following the Participant’s death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.7. Changes to Distribution Elections. A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her one or more In-Service sub-accounts within his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a re-deferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any re-deferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election. Once a sub-account begins distribution, no such changes to distributions shall be permitted.

6.8. Acceleration or Delay in Payments. To the extent permitted by Code Section 409A, and notwithstanding any provision of the Plan to the contrary, the Administrative Committee, in its sole discretion, may elect to (i) accelerate the time or form of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-3(j)(4), or (ii) delay the time of payment of a benefit owed to a Participant hereunder in accordance with the terms and subject to the conditions of Treasury Regulations Section 1.409A-2(b)(7). By way of example, and at the sole discretion of the Administrative Committee, if a Participant’s entire Account balance is less than the applicable Code Section 402(g) annual limit, the Employer may distribute the Participant’s Account in a lump sum provided that the distribution results in the termination of the participant’s entire interest in the Plan, subject to the plan aggregation rules of Code Section 409A and regulations thereunder. By way of example, the Administrative Committee may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.9. Unforeseeable Emergency. The Administrative Committee may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrative Committee, in its sole discretion, determines that the Participant, or the Participant’s beneficiary, has experienced an Unforeseeable Emergency. An Unforeseeable Emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s beneficiary, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an Unforeseeable Emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). Upon a distribution to a Participant under this Section 6.9, the Participant’s Deferrals shall cease and no further Deferrals shall be made for such Participant for the remainder of the Plan Year and one (1) subsequent Plan Year.

6.10. Distributions to Specified Employee. Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable Annual Distribution Date after the anniversary of the Participant’s Separation from Service.

6.11. Domestic Relations Orders. The Administrative Committee may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.12. Minimum Distribution. Notwithstanding any provision to the contrary, if the balance of a Participant’s Account or sub-account at the time of a distribution event is equal to or less than the applicable dollar amount established under Section 402(g)(1)(B) of the Internal Revenue Code, then the Participant shall be paid his or her Account or sub-account as a single lump sum.

6.13. Form of Payment. All distributions shall be made in the form of cash.

6.14. Distributions Upon a Change-in-Control. Upon a Change-in-Control, distributions will be made according to the one-time Change in Control election made by the Participant or, if no election is made, in a lump-sum payment no later than ninety (90) days following the Change-in-Control. Notwithstanding any distribution election to the contrary, if a Change-in-Control occurs and a Participant incurs a Separation from Service (whether voluntary or involuntary) during the period beginning on the date of the Change-in-Control and ending on the second anniversary of the Change-in-Control, then the remaining amount of the Participant’s vested Account shall be paid to the Participant or his or her beneficiary in a lump-sum payment no later than ninety (90) days following the Participant’s Separation from Service.

ARTICLE 7

BENEFICIARIES

7.1. Beneficiaries. Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made in a form prescribed by the Administrative Committee. If you are married, your spouse generally is treated as your beneficiary, unless you and your spouse properly designate an alternative beneficiary to receive your benefits under the Plan. Each Participant may at any time and from time to time, change any previous beneficiary designation, by amending his or her previous designation in a form prescribed by the Administrative Committee. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary. If you do not designate a beneficiary to receive your benefits upon death, your benefits will be distributed first to your spouse. If you have no spouse at the time of death, your benefits will be distributed equally to your children. If you have no children at the time of your death, your benefits will be distributed to your estate. For this purpose, any designation of your spouse as designated beneficiary is automatically revoked upon a formal divorce decree unless you re-execute a new beneficiary designation form or enter into a valid qualified domestic relations order (QDRO).

7.2. Lost Beneficiary. All Participants and beneficiaries shall have the obligation to keep the Administrative Committee informed of their current address until such time as all benefits due have been paid. If a Participant or beneficiary cannot be located by the Administrative Committee exercising due diligence, then, in its sole discretion, the Administrative Committee may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

ARTICLE 8

FUNDING

8.1. Prohibition Against Funding. Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2. Deposits in Trust. Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan. The amounts so deposited may include all contributions made pursuant to a Deferral Agreement by a Participant, all Matching Contributions and any Employer Discretionary Contributions.

8.3. Withholding of Employee Contributions. The Administrative Committee is authorized to make any and all necessary arrangements with the Employer in order to withhold the Participant’s Deferrals under Section 3.1 hereof from his or her Compensation. The Administrative Committee shall determine the amount and timing of such withholding.

ARTICLE 9

CLAIMS ADMINISTRATION

9.1. General. If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrative Committee, he or she must file a written notification of his or her claim with the Administrative Committee.

9.2. Claims Procedure. Upon receipt of any written claim for benefits, the Administrative Committee shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrative Committee determines that the claim should be denied in whole or in part, the Administrative Committee shall, in writing, notify such claimant within ninety (90) days (forty-five (45) days if the claim is on account of Disability) of receipt of the claim that the claim has been denied. The Administrative Committee may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days (thirty (30) days if claim is on account of Disability), provided that the Administrative Committee determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day (or forty-five (45) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrative Committee, the Administrative Committee shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Administrative Committee to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.

9.3. Right of Appeal. A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrative Committee for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days (one-hundred and eighty (180) days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 9.2.

9.4. Review of Appeal. Upon receipt of an appeal the Administrative Committee shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrative Committee feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Administrative Committee shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrative Committee’s decision shall be issued within sixty (60) days

(forty-five (45) days if the claim is on account of Disability) after the appeal is filed, except that the Administrative Committee may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days (ninety (90) days if the claim is on account of Disability), provided that the Administrative Committee determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial one-hundred and twenty (120) day (or, if the claim is on account of Disability, initial ninety (90) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. Under no circumstances shall any failure by the Administrative Committee to comply with the provisions of this Section 9.4 be considered to constitute an allowance of the claimant’s claim.

In the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference shall be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

9.5. Designation. The Administrative Committee may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrative Committee hereunder.

ARTICLE 10

GENERAL PROVISIONS

10.1. Administrative Committee.

(a) The Administrative Committee is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as the Administrative Committee.

(b) The Administrative Committee shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrative Committee shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrative Committee in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrative Committee. The Administrative Committee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2. No Assignment. Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrative Committee, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3. No Employment Rights. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4. Incompetence. If the Administrative Committee determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrative Committee shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrative Committee or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrative Committee and the Trustee.

10.5. Identity. If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrative Committee shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrative Committee shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrative Committee, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6. Other Benefits. The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7. Expenses. Expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan shall be paid by the Employer. Notwithstanding the immediately preceding sentence or anything to the contrary contained herein, the Administrative Committee shall provide for and allow the Employer to forward for payment all expenses, or any portion thereof as determined in the sole and absolute discretion of the Employer, associated with the administration of the Plan to the Participants. Distributions to and payment of such Plan related expenses by the Participants shall be done in a manner as determined by the Employer in their sole and absolute discretion. Participants shall evidence their acceptance of this Section 10.7 Expenses by virtue of their individual participation in this Plan.

10.8. Insolvency. Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrative Committee of the Plan and the Trustee. Upon receipt of such notice, the Administrative Committee or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9. Amendment or Modification. The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

10.10. Plan Suspension. The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11. Plan Termination. The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Code Section 409A and related regulations thereunder:

(a) The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer for any affected Participant and no other similar arrangements are adopted by the Employer for any affected Participant within a three (3) year period from the date of termination; or

(b) The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of: (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12. Plan Termination due to a Change-in-Control. The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant.

10.13. Construction. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrative Committee, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14. Governing Law. This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State Commonwealth of Delaware, other than its laws respecting choice of law.

10.15. Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.16. Headings. The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.17. Terms. Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.18. Right of Setoff. The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A. By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.18 which is allowed by law.